  JURO ORGANIZATION IRREVOCABLE TRUST DEED
  ARTICLE ONE
  NAME AND CHARACTER OF THE TRUST AND ADDITIONS TO THE TRUST ESTATE

  1. The "Juro Organization" is hereby established by this Trust Deed dated Wednesday, 3 January 2018. The "Juro Organization" shall also be referred to colloquially as "Juro". The governing instrument of the Trust is this Trust Deed. This Trust is a common-law business series trust organized under UNIFORM STATUTORY TRUST ENTITY ACT (2009), as amended, hereafter the "code" as evidenced in Appendix 1 hereto, which is incorporated as an integral a part of this Trust Deed by reference. This Trust shall be operated and treated as a grantor trust for purposes of taxation and reporting to the Internal Revenue Service.

  2. This Trust is a worldwide membership organization which is guided by this Trust Deed and by the "Juro White Paper". The sole official language and the sole international working language of the "Juro Organization" and all of its organs and series is English. In any event, the official language of each respective country which a Juro organ, series, or member shall be domiciled or operate in shall be an official working language for that specific jurisdiction for purposes of the day to day operation and administration of a specific Juro organ, series, or member in a respective jurisdiction. The "Juro Organization" and all of its organs, series, and members are committed to promote the principals, ideals, mechanisms, and systems of the "Juro White Paper", Juro Digital Assets, the Juro definitions and classifications of money, the Capital Conversion of the Juro System, and this Trust Deed.

  3. Transfer of Trust. Settlors herewith assign, transfer, and convey to Trustee $1.00 and the fiduciary management of the concept and overall association of members, business operating concessions, and standards identified and more fully described in the "Juro White Paper", and is made a part of this Trust Deed by this reference, and as specifically defined in Exhibit "B", Exhibit "C", and Exhibit "D" of this Trust Deed. The ledger of property, assets, and funds contributed by the Settlors to this Trust as the time of establishment is incorporated into this Trust Deed as Exhibit "A", and receipt of such property is hereby acknowledged by Trustee. Such property, hereafter designated the Trust Estate, shall be held by the Trustee in Trust for the uses and purposes and on the terms and conditions set forth herein, in accordance to the "Juro White Paper", and in accordance to the resolutions of the "Congress of the Juri", as applicable.

  4. Additions to Trust. Settlors and any other person or legal entity shall have the right at any time to add property to the Trust, or series of this Trust, as a non-recourse contribution or donation or as a voluntary contribution by anyone wishing to support the purposes of this Trust. All contributions shall be made in a form and manner acceptable to the Trustee of this Trust and in accordance to any applicable regulations. Settlors and any other person or legal entity shall have the right, at any time, to add property in exchange for the non-redeemable issuance of units of account of the Juro Organization of a specific series of this Trust (hereafter "Juro Digital Assets" or "Juro Digital Money"), where such additions shall be in the form of the "Capital Conversion" as defined in the "Juro White Paper". A ledger of all of the series of this Trust which were established concurrently to the making of this Trust Deed are incorporated into this Trust Deed as Exhibit "B". Any and all assets may be added to this Trust or to a series of this Trust,  including but not limited to, life insurance policies and of pension and profit sharing plans payable to the Trustee, and by bequests and devises under a respective contributor's Will. Such property, when received and accepted by the Trustee, shall become part of the Trust Estate. The Trustee shall pay or reserve sufficient funds to pay all expenses of management and administrations of the Juro Organization which is administrated and operated through this Trust. Remaining income of the Trust is referred to as "net income".

  5. Irrevocability of Trust. This trust shall be irrevocable and shall not be revoked by the Settlors or any other person or entity, nor shall it be altered or modified by the Settlors or any other person or entity.

  6. Termination of Trust. This trust shall be dissolved at the moment in which the members of the Juro Organization (the "Juri") vote, by simple majority, to establish a foundation. limited liability company, or corporation to replace this Trust, so long as the statutes and provisions of said foundation or company are identical to this trust and in compliance with the provisions and standards of the "Juro White Paper", and simultaneously account for all of the series of this Trust. Otherwise, this Trust shall remain inviolate, perpetual and without a fixed termination date.

  7. Management and Administration. It is the intention of the "Founder" and the Settlors that as much of the entire administration and management of the various components, organizations, and activities are to be conducted strictly in accordance to this Trust Deed and all of its appendixes and exhibits, without the need for a board of directors as with a Unit Investment Trust, and, where possible, to be managed and administered in the Juro System as smart contracts, within the smart system of Juro. Said management and administration, both traditional and automated management and administration shall be vested in a legal entity to be called "Juro System", which, when established by the Trustee and Founder, shall have the exclusive license to administer, manage, operate, financially manage, and otherwise commercially exploit the business model and any intellectual property and Trust Estate of "Juro", in accordance to the provisions of Article Two of this Trust Deed. At the time that the Trustee has established a legal entity to administer and operate the Juro System at large, then, at the time of its incorporation, that legal entity shall become the Trustee of this Trust.

  8. Purpose of Trust. The activities and interests of this Trust shall at all times take a view to be in harmony with the stated purposes of this Trust, as defined by this Trust Deed, the Juro White Paper, the "Juro Implementations" series of reports and proposals authored by the "Founder", and as modified by resolutions, from time to time, by the "Congress of the Juri".

  ARTICLE TWO
  DISTRIBUTION OF PRINCIPAL AND INCOME

  1. The distribution of principal and income is called the "Juro Revenue Sharing Program".

  2. During the existence of this Trust, and during the existence of Juro, the Trustee shall pay to the "Founder" a royalty  in the amount of 5.00% of the gross income of the Trust Estate in perpetuity. Any entity which is provided with a concession, business management contract, license, or otherwise provided by the Trustee with the rights to operate and/or administer an activity of Juro which generates income, revenue, or gain, shall at all time be bound to paying the "Founder" a royalty of 5.00% of the respective gross income, revenue, or gain, at source.

  3. During the existence of this Trust, and during the existence of Juro, the Trustee shall pay to the members of the "Juri" which have staked their Juro Digital Assets and Juro Digital Money of a respective series of this Trust, a royalty in the amount of 17.00% of the gross income of the Trust Estate in perpetuity. Any entity which is provided with a concession, business management contract, license, or otherwise provided by the Trustee with the rights to operate and/or administer an activity of Juro which generates income, revenue, or gain, shall at all time be bound to paying the "Juri" a royalty of 17.00% of the respective gross income, revenue, or gain, at source.

  4. During the existence of this Trust, the Trustee shall pay to the "Juri Tithe" of 10% of the gross income to the "Juri Tithe Charitable Support Trust", a series of members of this Trust which are restricted to registered non-profit organizations, charities, government agencies, government organizations, and/or non-government organizations. Any entity which is provided with a concession, business management contract, license, or otherwise provided by the Trustee with the rights to operate and/or administer an activity of Juro which generates income, revenue, or gain, shall at all time be bound to paying the "Juri Tithe Charitable Support Trust" a royalty of 10.00% of the respective gross income, revenue, or gain, at source.

  5. To provide for the underwriting of the costs associated with administering the system, the organization, and the enterprise, while simultaneously providing for the distributions of net income and profits to incentivize the adoption, expansion, and participation of stakeholders and the general public in Juro, following the distributions of the perpetual royalty amounts due to the "Founder", the staked "Juri", and the "Juri Tithe", any and all other distributions of the remaining income of the Trust Estate and distributions of income, revenues, or gains generated by an entity which is provided with a concession, business management contract, license, or otherwise provided by the Trustee with the rights to operate and/or administer an activity of Juro, shall be at the sole discretion of the legal entity "Juro System".

  6. Distributions of principal and income to the "Founder", the staked "Juri", the "Juri Tithe" and the "Juro System" shall be made in monthly installments. The gross income of the Trust Estate and Juro overall shall be calculated using a "cash accounting" methodology on a monthly basis.

  7. At the sole discretion of the Trustee, the staking mechanism of the "Juro Revenue Sharing Program" for distributions to the staked "Juri" may be operated in a Joint Venture Partnership structure with the respective participating Members of the Juri. Alternatively, at the sole discretion of the Trustee, the staking provisions of the "Juro Revenue Sharing Program" may be operated through the establishment of either a mutual fund, a unit investment trust, an exchange traded fund, a foundation, a limited liability company, a corporation, or a cooperative company. Said legal entity, if established by a resolution and subsequent action of the Trustee, shall at all times be bound to the terms and conditions of this Trust Deed.

  8. All concessions and business operations which the Trustee may grant rights to operate and/or administer an activity of Juro for purposes of generating income, revenue, or gain, or to otherwise promote the adoption of Juro, the principles of Juro, and the systems of Juro, are more fully defined in Exhibit "C" of this Trust Deed. Each said right which is granted by the Trustee shall be represented by a token in the Juro System. Each respective token shall have the right to be subdivided into Beneficial Interest Units ("BIU") by the token-holder in accordance to the form and manner defined by the Trustee. BIU are transferable assets, as each BIU represents a fully-identifiable and unique legal beneficiary interest unit of the respective token. Each BIU shall be denominated in a fungible number of units which represent a percentage interest in the respective token. The smallest denomination of a BIU permissible by this Trust Deed is where 1 unit equals 0.01% of the beneficial interest of the respective token. The particulars, rights, and denominations of BIU created by this Trust, or any series of this Trust, or by any token pertaining to a right or equity in any part of Juro, shall be in a form and manner which is approved by the Trustee. Said form and manner may be defined, amended, or modified by a vote of the plenary session of the "Congress of the Juri".

  9. All distributions and transfers shall be reported in the Trust Register on a monthly basis. The Trust Register shall be referred to as the "Codex".

ARTICLE THREE
  THE FOUNDER

  1. The founder of Juro is identified as Cosimo Constantinos. In his capacity as "Founder", he is entitled to the rights and powers of the "Founder".

  2. The "Founder" is a transferable asset and has a title which is to be represented by a token within the Juro System.

  3. The "Founder" is entitled to 5% of all revenues of the Juro Revenue Sharing Program, and this amount is to be distributed to the "Juro Wallet" or nominated bank account(s) of record of the owner of the "Founder Token", as evidenced in the Trust Register, on a monthly basis using a "cash accounting" methodology.

  5. The "Founder" is entitled to sub-divide the "Founder Token" into fungible beneficial interest units ("BIU's" or "BIU") within the Juro System. The Founder's Beneficial Interest Units ("BIU") are transferable assets, as they represents a fully-identifiable and unique legal beneficiary interest unit of the Founder's interests in this Trust. Each BIU shall be denominated in a fungible denomination which represents a percentage of the Founder's total interests, which includes voting rights, powers of rights enforcement, and economic rights. The BIU of the Founder Token is denominated such that 1 unit equals 0.01% of the total beneficial interest of the Founder in this Trust, totaling 10,000 fungible Founder Token BIU's which collectively comprise the total 5.00% all of the interests of the Founder in this Trust and the Juro Revenue Sharing Program. The "Founder" vote carries a weight of 5.00% of the total votes, where the collective Juri represents 95.00% of the total votes.

  6. The "Founder" may enforce and exploit the rights and powers granted hereby and granted by the "Juro White Paper" unilaterally. Any rights not specifically granted to another component of the Juro Organization by this Trust Deed are vested in the "Founder" and shall remain the rights and powers of the "Founder".

  ARTICLE FOUR
  THE MEMBERS OF THE JURI TRUST

  1. Any individual or legal entity can join the Juro Organization, without cost, so long as they subscribe to the Trust Deed, recognize "Juro Digital Assets" as money for the settlement of all debts, both public and private, and subscribe to the "Juro White Paper". Any member of the Juro Organization is referred to as a "Member of the Juri" or "Juri Member" or collectively referred to as "the Juri".  In their respective capacities as a "Member of the Juri", a "Juri Member" is entitled to the rights and powers of a "Juri Member".

  2. The "Juri Member" is not a transferable asset, as it represents a fully-identifiable and unique legal entity or a fully-identifiable and unique individual. However each "Juri Member" is to be provided a token within the Juro System for the purposes of voting and is also provided a "Juro Wallet" for the purposes of utilizing their respective Juro Digital Assets within the Juro System and for use and exploitation of the Juro System in general. The only Juri Members which are entitled to vote are those Juri Members who are in good standing which have paid the annual membership dues as set forth by the Trustee, and as modified from time to time by the "Congress of the Juri". A "Member of the Juri" has one vote per member, where the collective "Juri" carry a combined weight of 95.00% of the total votes.

  3. Each "Member of the Juri" may enforce and exploit their respective rights and powers granted hereby unilaterally.

  ARTICLE FIVE
  THE JURI TITHE CHARITABLE SUPPORT TRUST SERIES

  1. Any member of the Juro Organization that has the recognized status of a charity or non-profit organization in the jurisdiction in which it is registered, shall be referred to as a "Charitable Member of the Juri". Collectively, this class of Juri Members is referred to as "the Juri Charities". All members of this class of Juri Members shall automatically be members of the "Association of The Juri Charities", a working group of the Juro Organization and committee that sets agenda items, talking points, and provides a forum for the specific needs of the "Charitable Members of the Juri" at the Annual "Congress of the Juri".

  2. A "Charitable Juri Member" is not a transferable asset, as it represents a fully-identifiable and unique charitable or non-profit legal entity. However each "Charitable Juri Member" is provided a token within the Juro System for the purposes of voting and is also provided a "Juro Wallet" for the purposes of the Juro Revenue Sharing Program, and for use and exploitation of the Juro System in general.

  3. "The Juri Charities" as a whole are entitled to 100% of the "Juri Tithe" amount. The "Juri Tithe" amount shall be distributed on an annual basis following approval of the annual distribution budget at the annual "Congress of the Juri".

  4. Each year, the "Juri Charities" shall have the right to request a budget support amount for consideration by the Congress of the Juri, in the form and manner which shall be defined by the "Juri Law Professions Self Regulated Organization". It is the intention of this Trust Deed that the form and manner of application to be made by "The Juri Charities" is to be  defined by the closing ceremonies of the fourth Annual "Congress of the Juri" by a resolution adopted by a vote of the plenary session of the "Congress of the Juri". Until such resolution is adopted, a standard application form with a standardized list of documents and evidence in support of such funding requests shall be prepared by the Trustee in cooperation with the "Founder" and Clarissa Constantinos, also a Settlor, in her capacity as the Prioress of the Syban Church, collectively acting as the "Juro Charity Support Underwriters". All applications from the "Juri Charities" requesting funding support and consideration from the "Juri Tithe" budget shall be submitted in the completed form and manner published on the Juro website, devoid of any deficiencies, no later than the December 31 which immediately precedes the next scheduled "Congress of the Juri".

  5. The "Juro Charity Support Underwriters" (hereafter referred to as "the Council"), shall operate as a council and shall at all times be comprised of the Trustee, the "Founder", and the then-serving "Prioress" or "Prior" of the Syban Church, a trust domiciled in the state of Florida. "The Council" is charged with the task of assessing all applications made by the "Juri Charities". In that function, "the Council" may invite experts in the various fields and subject matters pertaining to the respective applications to provide guidance and insight on the respective applications for funding. The final decisions and recommendations of "the Council" shall be submitted to the Trustee along with an itemized ledger of the projects, charities, and budget amounts which are to be considered by the Budget Committee of the "Congress of the Juri" for dissemination with the Agenda of the next scheduled "Congress of the Juri". The Budget Committee of the "Congress of the Juri" shall convene in the first two days of the respectively scheduled Annual "Congress of the Juri" and shall present the final budget  of that respective fiscal year to be approved by a vote of a simple majority of the plenary session.

  6. Until the fourth Annual "Congress of the Juri", the oversight and administration of the distribution of the "Juri Tithe" Amount, as well as the chair of the "Association of The Juri Charities" at the Annual "Congress of the Juri" shall be provided by the Syban Church, a registered trust domiciled in the state of Florida. By the time of the fourth Annual "Congress of the Juri", the oversight and administration of the "Juri Tithe" Amount shall be administered as a "smart contract" within the Juro System. The chair of the "Association of The Juri Charities" committee at the Annual "Congress of the Juri" shall also be elected at the committee session of the first Annual "Congress of the Juri", and shall be ratified by the plenary session of the first Annual "Congress of the Juri".

ARTICLE SIX
  THE JURO SOFTWARE & DEVICES CONCESSION

  1. The "Juro Software & Devices Concession" is a transferable asset and has a title which is to be represented by a token within the Juro system.

  2. The "Juro Software & Devices Concession Holder" is entitled to 68% of all gross revenues of the activities and business associated to this concession, and this amount is to be distributed to the "Juro Wallet" of the owner of the "Juro Software & Devices Concession Holder Token" on a monthly basis using a "cash accounting" methodology.

  3. The "Juro Revenue Sharing Program" shall receive a perpetual royalty of 32% of all gross revenues of the "Juro Software & Devices Concession Holder" which are generated from within the Juro System or related to the Juro Organization, and this amount is to be distributed to the master "Juro Revenue Sharing Program"  bank accounts and "Juro Wallets" for further distribution to the "Founder", the "Juri", and the "Juri Tithe", in accordance to Article Two of this Trust Deed.

  4. The "Juro Software & Devices Concession Holder" is entitled to sub-divide the "Juro Software & Devices Concession Holder Token" into geographic or jurisdictional units, or any other sub-denominations of units that the concession holder shall deem appropriate, within the Juro System and exclusively within the Juro System. Said units shall be fungible Beneficial Interest Units pertaining to the specific rights geographic, jurisdictional, or other classifications of the respective units.

  5. The "Juro Software & Devices Concession Holder" may enforce and exploit the rights and powers granted hereby unilaterally.

  6. The "Juro Software & Devices Concession Holder" has the right to reserve, assign, lease, or sell this concession, and any sub-denominations of units relating thereto, in the Juro Marketplace "Pier X", also referred to as the "Peer Exchange", or shall have the right to otherwise economically exploit this concession in accordance to this Trust Deed and the "Juro White Paper".

  7. At all times, the "Juro Software & Devices Concession Holder", and the holders of any BIU pertaining thereto, are each required to be "Members of the Juri" that are in good standing with all membership dues paid up.

ARTICLE SEVEN
  THE BANKING PROFESSIONALS JURO REGULATED CONCESSIONS

  1. The "Banking Professionals Juro Regulated Concession", is a restricted concession within the Juro System. A concession holder of this concession class must at all times be a licensed and regulated bank or credit institution, where the concession grants business activities to the concession holder in each and every jurisdiction where said concession holder shall be licensed and authorized to operate in accordance to the regulators of competent jurisdiction.  In their respective capacities as holders of a "Banking Professionals Juro Regulated Concession", a concession holder is entitled to the rights and powers of a "Banking Professionals Juro Regulated Concession Holder".

  2. The "Banking Professionals Juro Regulated Concession" is a transferable asset and has a title which is to be represented by a token within the Juro system.

  3. A "Banking Professionals Juro Regulated Concession Holder" is entitled to 100% of all revenues of the activities and business associated to this concession, as these concession holders are charged with the task of making markets in the Juro System for the purposes of ensuring liquidity, and also charged with the task of providing regulated financial services to "the Juri" for which they have a license to provide.

  4. All "Banking Professionals Juro Regulated Concession Holders" are required to maintain minimum holdings of Juro Digital Money, operate a minimum number of Juri Nodes, own and operate a minimum number of other hardware and software, as well as maintain a minimum level e-commerce hosting solution within the Juro System, in accordance to the "Juro Concessions by Country" report in Exhibit "D" of this Trust Deed.

  5. Until December 31, 2021, the number of "Banking Professionals Juro Regulated Concession Holders" shall be restricted in accordance to the "Juro Concessions by Country" report in Exhibit "D" of this Trust Deed.

  6. After December 31, 2021, the "Banking Professionals Juro Regulated Concession" shall not be restricted by number, and any "Juri Member" that makes an application to the Juro Organization Trustee for this concession, which shall have an active license and authorization to conduct banking business in a particular jurisdiction, shall be granted a "Banking Professionals Juro Regulated Concession" within the scope of their existing license(s) and authorization(s).

  7. The "Banking Professionals Juro Regulated Concession Holders" may enforce and exploit their respective rights and powers granted hereby, and granted by the "Juro White Paper", unilaterally.

  8. The "Banking Professionals Juro Regulated Concession Holders" have the right to reserve, assign, lease, or sell their respective concession in the Juro Marketplace "Pier X" also referred to as the "Peer Exchange", or shall have the right to otherwise economically exploit their respective concession in accordance to the "Juro White Paper" and the "Juro Concessions by Country" report in Exhibit "D" of this Trust Deed, so long as there is no conflict with any regulations pertaining to their respective license(s) and authorized regulated activities.

  9. At all times, a "Banking Professionals Juro Regulated Concession Holder" is required to be a "Member of the Juri" in good standing with all membership dues paid up.

  10. At the time of the fourth Congress of the Juri, all existing concession holders shall establish the "Juri Bank Self-Regulated Organization". Said organization shall be an integral organ of the Juro Organization, and shall be comprised of the total "Banking Professionals Juro Regulated Concession Holders". At all times, a "Banking Professionals Juro Regulated Concession Holder" is required to be a member of the "Juri Bank Self-Regulated Organization". It is the charge of the "Juri Bank Self-Regulated Organization" to establish and define the industry standards and best-practices of Banking Activities within the scope of the Juro System and the digital asset space in general. Any proposals created by the "Juri Bank Self-Regulated Organization" for industry standards and best-practices of Banking Activities within the scope of the Juro System and the digital asset space in general, shall require the approval of a vote of the plenary session of the "Congress of the Juri". It is the intention that the "Juri Bank Self-Regulated Organization" be the forerunner to banking legislation and regulation for the Juro System and the digital asset space in general on a global level, and as such, it is to engage in discourse with regulators and governments around the world, in that aim.

  ARTICLE EIGHT
  THE INVESTMENTS & INSURANCE PROFESSIONALS JURO REGULATED CONCESSIONS

  1. The "Investments & Insurance Professionals Juro Regulated Concession", is a restricted concession within the Juro System. A concession holder of this concession class must at all times be a licensed and regulated investment, financial advisory, insurance agency, assurance company, or insurance underwriter, where the concession grants business activities to the concession holder in each and every jurisdiction where said concession holder shall be licensed and authorized to operate in accordance to the regulators of competent jurisdiction.  In their respective capacities as holders of a "Investments & Insurance Professionals Juro Regulated Concession", a concession holder is entitled to the rights and powers of an "Investments & Insurance Professionals Juro Regulated Concession Holder".

  2. The "Investments & Insurance Professionals Juro Regulated Concession" is a transferable asset and has a title which is to be represented by a token within the Juro System.

  3. An "Investments & Insurance Professionals Juro Regulated Concession Holder" is entitled to 100% of all revenues of the activities and business associated to this concession, as these concession holders are charged with the task of making markets in the Juro System for the purposes of ensuring liquidity, and also charged with the task of providing regulated investment and insurance services to "the Juri".

  4. All "Investments & Insurance Professionals Juro Regulated Concession Holders" are required to maintain minimum holdings of Juro Digital Money, operate a minimum number of Juri Nodes, own and operate a minimum number of other hardware and software, as well as maintain a minimum level e-commerce hosting solution within the Juro System, in accordance to the "Juro Concessions by Country" report in Exhibit "D" of this Trust Deed.

  5. Until December 31, 2021, the number of "Investments & Insurance Professionals Juro Regulated Concession Holders" shall be restricted in accordance to the "Juro Concessions by Country" report in Exhibit "D" of this Trust Deed.

  6. After December 31, 2021, the "Investments & Insurance Professionals Juro Regulated Concession" shall not be restricted by number, and any "Juri Member" that makes an application to the Juro Organization Trustee for this concession, which shall have an active license and authorization to conduct investment or insurance business in a particular jurisdiction, shall be granted a "Investments & Insurance Professionals Juro Regulated Concession" within the scope of their respective license(s) and authorization(s).

  7. The "Investments & Insurance Professionals Juro Regulated Concession Holders" may enforce and exploit their respective rights and powers granted hereby and granted by the "Juro White Paper" unilaterally.

  8. The "Investments & Insurance Professionals Juro Regulated Concession Holders" have the right to reserve, assign, lease, or sell their respective concession in the Juro Marketplace "Pier X" also referred to as the "Peer Exchange", or shall have the right to otherwise economically exploit their respective concession in accordance to the "Juro White Paper" and the "Juro Concessions by Country" report in Exhibit "D" of this Trust Deed.
  9. At all times, an "Investments & Insurance Professionals Juro Regulated Concession Holder" is required to be a "Member of the Juri" in good standing with all membership dues paid up.

  10. At the time of the fourth Congress of the Juri, all existing concession holders shall establish the "Juri Investment & Insurance Self-Regulated Organization". Said organization shall be an integral organ of the Juro Organization, and shall be comprised of the total "Investments & Insurance Professionals Juro Regulated Concession Holders". At all times, a "Investments & Insurance Professionals Juro Regulated Concession Holder" is required to be a member of the "Juri Investment & Insurance Self-Regulated Organization". It is the charge of the "Juri Investment & Insurance Self-Regulated Organization" to establish and define the industry standards and best-practices of Investment and Insurance Activities within the scope of the Juro System and the digital asset space in general. Any proposals created by the "Juri Investment & Insurance Self-Regulated Organization" for industry standards and best-practices of Investment and Insurance Activities within the scope of the Juro System and the digital asset space in general, shall require the approval of a vote of the plenary session of the "Congress of the Juri". It is the intention that the "Juri Investment & Insurance Self-Regulated Organization" be the forerunner to legislation and regulation for the Juro System and the digital asset space in general on a global level, and as such, it is to engage in the discourse with regulators and governments around the world, in that aim.

  ARTICLE NINE
  THE AUDIT & ACCOUNTING PROFESSIONALS JURO REGULATED CONCESSIONS

  1. The "Audit & Accounting Professionals Juro Regulated Concession", is a restricted concession within the Juro System. A concession holder of this concession class must at all times be a licensed and regulated auditor or certified public accountant or a chartered accountant, where the concession grants business activities to the concession holder in each and every jurisdiction where said concession holder shall be licensed and authorized to operate in accordance to the regulators of competent jurisdiction.  In their respective capacities as holders of a "Audit & Accounting Professionals Juro Regulated Concession", a concession holder is entitled to the rights and powers of an "Audit & Accounting Professionals Juro Regulated Concession Holder".

  2. The "Audit & Accounting Professionals Juro Regulated Concession" is a transferable asset and has a title which is to be represented by a token within the Juro system.

  3. The "Audit & Accounting Professionals Juro Regulated Concession Holder" is entitled to 68% of all gross revenues of the activities and business associated to its respective concession, and this amount is to be distributed to the "Juro Wallet" of the owner of the respective "Audit & Accounting Professionals Juro Regulated Concession Holder Token" on a monthly basis using a "cash accounting" methodology.

  4. The "Juro Revenue Sharing Program" shall receive a perpetual royalty of 32% of all gross revenues of all of the "Audit & Accounting Professionals Juro Regulated Concession Holders" which are generated from within the Juro System or related to the Juro Organization, in accordance to Article Two of this Trust Deed.

  5. All "Audit & Accounting Professionals Juro Regulated Concession Holders" are required to maintain minimum holdings of Juro Digital Money, operate a minimum number of Juro Nodes, own and operate a minimum number of other hardware and software, as well as maintain a minimum level e-commerce hosting solution within the Juro System, in accordance to the "Juro Concessions by Country" report in Exhibit "D" of this Trust Deed.

  6. The number of "Audit & Accounting Professionals Juro Regulated Concession Holders" shall be restricted in accordance to the "Juro Concessions by Country" report in Exhibit "D" of this Trust Deed.

  7. The "Audit & Accounting Professionals Juro Regulated Concession Holders" may enforce and exploit their respective rights and powers granted hereby and granted by the "Juro White Paper" unilaterally.

  8. The "Audit & Accounting Professionals Juro Regulated Concession Holders" have the right to reserve, assign, lease, or sell their respective concession in the Juro Marketplace "Pier X" also referred to as the "Peer Exchange", or shall have the right to otherwise economically exploit their respective concession in accordance to the "Juro White Paper" and the "Juro Concessions by Country" report in Exhibit "D" of this Trust Deed.

  9. At all times, an "Audit & Accounting Professionals Juro Regulated Concession Holder" is required to be a "Member of the Juri" in good standing with all membership dues paid up..

  10. At the time of the first Congress of the Juri, all existing concession holders shall establish the "Juri Audit & Accounting Self-Regulated Organization". Said organization shall be an integral organ of the Juro Organization, and shall be comprised of the total "Audit & Accounting Professionals Juro Regulated Concession Holders". At all times, a "Audit & Accounting Professionals Juro Regulated Concession Holder" is required to be a member of the "Juri Audit & Accounting Self-Regulated Organization". It is the charge of the "Juri Audit & Accounting Self-Regulated Organization" to establish and define the industry standards and best-practices of Audit and Accountancy within the scope of the Juro System and the digital asset space in general, with the aims to be harmonized at all times with International Financial Reporting Standards ("IFRS"). Any proposals created by the "Juri Audit & Accounting Self-Regulated Organization" for industry standards and best-practices of audit and accountancy activities within the scope of the Juro System and the digital asset space in general, shall require the approval of a vote of the plenary session of the "Congress of the Juri". It is the intention that the "Juri Audit & Accounting Self-Regulated Organization" be the forerunner to legislation and regulation for the Juro System and the digital asset space in general on a global level, and as such, it is to engage in the discourse with the IFRS, regulators, and governments around the world, in that aim.

  ARTICLE TEN
  THE APPRAISAL & VALUATION PROFESSIONALS JURO REGULATED CONCESSIONS

  1. The "Appraisal & Valuation Professionals Juro Regulated Concession", is a restricted concession within the Juro System. A concession holder of this concession class must at all times be a licensed and regulated appraiser or surveyor or a court appointed valuation professional, where the concession grants business activities to the concession holder in each and every jurisdiction where said concession holder shall be licensed and authorized to operate in accordance to the regulators of competent jurisdiction.  In their respective capacities as holders of a "Appraisal & Valuation Professionals Juro Regulated Concession", a concession holder is entitled to the rights and powers of an "Appraisal & Valuation Professionals Juro Regulated Concession Holder".

  2. The "Appraisal & Valuation Professionals Juro Regulated Concession" is a transferable asset and has a title which is to be represented by a token within the Juro system.

  3. The "Appraisal & Valuation Professionals Juro Regulated Concession Holder" is entitled to 68% of all gross revenues of the activities and business associated to its respective concession, and this amount is to be distributed to the "Juro Wallet" of the owner of the "Appraisal & Valuation Professional Concession Holder Token" on a monthly basis using a "cash accounting" methodology.

  4. The "Juro Revenue Sharing Program" shall receive a perpetual royalty of 32% of all gross revenues of all "Appraisal & Valuation Professionals Juro Regulated Concession Holders" which are generated from within the Juro System or related to the Juro Organization, in accordance to Article Two of this Trust Deed.

  5. All "Appraisal & Valuation Professionals Juro Regulated Concession Holders" are required to maintain minimum holdings of Juro Digital Money, operate a minimum number of Juro Nodes, own and operate a minimum number of other hardware and software, as well as maintain a minimum level e-commerce hosting solution within the Juro System, in accordance to the "Juro Concessions by Country" report in Exhibit "D" of this Trust Deed.

  6. The number of "Appraisal & Valuation Professionals Juro Regulated Concession Holders" shall be restricted in accordance to the "Juro Concessions by Country" report in Exhibit "D" of this Trust Deed.

  7. The "Appraisal & Valuation Professionals Juro Regulated Concession Holders" may enforce and exploit their respective rights and powers granted hereby, unilaterally.

  8. The "Appraisal & Valuation Professionals Juro Regulated Concession Holders" have the right to reserve, assign, lease, or sell their respective concession in the Juro Marketplace "Pier X" also referred to as the "Peer Exchange", or shall have the right to otherwise economically exploit their respective concession in accordance to the "Juro Concessions by Country" report in Exhibit "D" of this Trust Deed.

  9. At all times, an "Appraisal & Valuation Professionals Juro Regulated Concession Holder" is required to be a "Member of the Juri" in good standing with all membership dues paid up..

  10. At the time of the fourth Congress of the Juri, all existing concession holders shall establish the "Juri Appraisal & Valuation Self-Regulated Organization". Said organization shall be an integral organ of the Juro Organization, and shall be comprised of the total "Appraisal & Valuation Professionals Juro Regulated Concession Holders". At all times, a "Appraisal & Valuation Professionals Juro Regulated Concession Holder" is required to be a member of the "Juri Appraisal & Valuation Self-Regulated Organization". It is the charge of the "Juri Appraisal & Valuation Self-Regulated Organization" to establish and define the industry standards and best-practices of appraisals and valuations within the scope of the Juro System and the digital asset space in general, with the aims to be harmonized at all times with International Valuation Standards Council ("IVS"). Any proposals created by the "Juri Appraisal & Valuation Self-Regulated Organization" for industry standards and best-practices of appraisal and valuation activities within the scope of the Juro System and the digital asset space in general, shall require the approval of a vote of the plenary session of the "Congress of the Juri". It is the intention that the "Juri Appraisal & Valuation Self-Regulated Organization" be the forerunner to legislation and regulation for the Juro System and the digital asset space in general on a global level, and as such, it is to engage in the discourse with the IVS, regulators, and governments around the world, in that aim.

ARTICLE ELEVEN
  THE LAW PROFESSIONALS JURO REGULATED CONCESSIONS

  1. The "Law Professionals Juro Regulated Concession", is a restricted concession within the Juro System. A concession holder of this concession class must at all times be a licensed and regulated lawyer, solicitor, barrister, attorney, or notary, where the concession grants business activities to the concession holder in each and every jurisdiction where said concession holder shall be licensed and authorized to operate in accordance to the regulators of competent jurisdiction.  In their respective capacities as holders of a "Law Professionals Juro Regulated Concession", a concession holder is entitled to the rights and powers of a "Law Professionals Juro Regulated Concession Holder".

  2. The "Law Professionals Juro Regulated Concession" is a transferable asset and has a title which is to be represented by a token within the Juro system.

  3. Each respective "Law Professionals Juro Regulated Concession Holder" is entitled to 68% of all revenues of the activities and business associated to its respective concession, and this amount is to be distributed to the "Juro Wallet" of the owner of the respective "Law Professionals Juro Regulated Concession Holder Token" on a monthly basis using a "cash accounting" methodology.

  4. The "Juro Revenue Sharing Program" shall receive a perpetual royalty of 32% of all gross revenues of all "Law Professionals Juro Regulated Concession Holders" which are generated from within the Juro System or related to the Juro Organization, in accordance to Article Two of this Trust Deed..

  5. All "Law Professionals Juro Regulated Concession Holders" are required to maintain minimum holdings of Juro Digital Money, operate a minimum number of Juro Nodes, own and operate a minimum number of other hardware and software, as well as maintain a minimum level e-commerce hosting solution within the Juro System, in accordance to the "Juro Concessions by Country" report in Exhibit "D" of this Trust Deed.

  6. The number of "Law Professionals Juro Regulated Concession Holders" shall be restricted in accordance to the "Juro Concessions by Country" report in Exhibit "D" of this Trust Deed.

  7. The "Law Professionals Juro Regulated Concession Holders" may enforce and exploit their respective rights and powers granted hereby and granted by the "Juro White Paper" unilaterally.

  8. The "Law Professionals Juro Regulated Concession Holders" have the right to reserve, assign, lease, or sell their respective concession in the Juro Marketplace "Pier X" also referred to as the "Peer Exchange", or shall have the right to otherwise economically exploit their respective concession in accordance to the "Juro White Paper" and the "Juro Concessions by Country" report in Exhibit "D" of this Trust Deed.

  9. At all times, a "Law Professionals Juro Regulated Concession Holder" is required to be a "Member of the Juri" in good standing with all membership dues paid up.

  10. At the time of the fourth Congress of the Juri, all existing concession holders shall establish the "Juri Law Professionals Self-Regulated Organization". Said organization shall be an integral organ of the Juro Organization, and shall be comprised of the total "Law Professionals Juro Regulated Concession Holders". At all times, a "Law Professionals Juro Regulated Concession Holder" is required to be a member of the "Juri Law Professionals Self-Regulated Organization". It is the charge of the "Juri Law Professionals Self-Regulated Organization" to establish and define the templates, industry standards and best-practices of smart contracts, smart regulation systems, and smart dispute resolution systems within the scope of the Juro System and the digital asset space in general, with the aims to be harmonized at all times with local laws, international laws, and applicable treaties. Any proposals created by the "Juri Law Professionals Self-Regulated Organization" for templates, applications, industry standards and best-practices within the scope of the Juro System and the digital asset space in general, shall require the approval of a vote of the plenary session of the "Congress of the Juri". It is the intention that the "Juri Law Professionals Self-Regulated Organization" be the forerunner to legislation and regulation for the Juro System and the digital asset space in general on a global level, and as such, it is to engage in the discourse and cooperation with the International Law Association, the American Bar Association, and the International Bar Association, regulators, Non-Government Organizations, and governments around the world, in that aim.

  ARTICLE TWELVE
  THE JURO MARKETPLACE - PIER X CONCESSION

  1. The "Juro Peer Exchange Marketplace Concession" or "Pier X" is the single worldwide official digital marketplace of the Juro System. The "Juro Peer Exchange Marketplace Concession" is a transferable asset and has a title which is to be represented by a token within the Juro system.

  2. The "Juro Peer Exchange Marketplace Concession Holder" is entitled to 68% of all revenues of the activities and business associated to this concession, and this amount is to be distributed to the "Juro Wallet" of the owner of the "Juro Peer Exchange Marketplace Concession Holder Token" on a monthly basis using a "cash accounting" methodology.

  3. The "Juro Revenue Sharing Program" shall receive a perpetual royalty of 32% of all gross revenues of the "Juro Peer Exchange Marketplace Concession Holder" which are generated from within the Juro System or related to the Juro Organization, in accordance to Article Two of this Trust Deed.

  4. The "Juro Peer Exchange Marketplace Concession Holder" is entitled to sub-divide the "Juro Peer Exchange Marketplace Concession Holder Token" into geographic or jurisdictional units, or any other sub-denominations of units that the concession holder shall deem appropriate,  exclusively within the Juro System.

  5. The "Juro Peer Exchange Marketplace Concession Holder" may enforce and exploit the rights and powers granted hereby and granted by this Trust Deed and the concession agreement, unilaterally.

  6. The "Juro Peer Exchange Marketplace Concession Holder" has the right to reserve, assign, lease, or sell this concession, and any sub-denominations of units relating thereto, in the Juro Marketplace "Pier X" also referred to as the "Peer Exchange", or shall have the right to otherwise economically exploit this concession in accordance to this Trust Deed and the concession agreement.

  7. At all times, the "Juro Peer Exchange Marketplace Concession Holder" is required to be a "Member of the Juri" in good standing with all membership dues paid.

  ARTICLE THIRTEEN
  THE JURO TREASURY CONCESSION

  1. The "Juro Treasury Concession", is the sole worldwide official safe keeper and custodian of the Juro Organization and the Juro System. In the capacity of the "Juro Treasury Concession Holder", the holder is entitled to the rights and powers of the "Juro Treasury Concession". This concession is vested with the worldwide monopoly for issuing depositary receipts and / or trust receipts which are required for the establishment and / or issuance of tokens in the Juro System. The "Juro Treasury Concession" is also the safe keeper and custodian of all assets which undergo the "Capital Conversion" for any series of this Trust as per the "Juro White Paper" and all assets which are digitized and tokenized in the Juro System. The "Codex", the official name of the physical ledgers, databases, and the Juro Block Chain, collectively, are the registrar and record keeper of ownership and rights to the assets which the "Juro Treasury Concession Holder" keeps in custody and safe keeping.

  2. The "Juro Treasury Concession" is a transferable asset and has a title which is to be represented by a token within the Juro system.

  3. The "Juro Treasury Concession Holder" is entitled to 68% of all revenues of the activities and business associated to this concession, and this amount is to be distributed to the "Juro Wallet" of the owner of the "Juro Treasury Concession Holder Token" on a monthly basis using a "cash accounting" methodology.

  4. The "Juro Revenue Sharing Program" shall receive a perpetual royalty of 32% of all gross revenues of the "Juro Treasury Concession Holder" which are generated from within the Juro System or related to the Juro Organization, in accordance to Article Two of this Trust Deed.

  5. The "Juro Treasury Concession Holder" is entitled to sub-divide the "Juro Treasury Concession Holder Token" into geographic or jurisdictional units, or any other sub-denominations of units that the concession holder shall deem appropriate,  within the Juro System and exclusively within the Juro System.

  6. The "Juro Treasury Concession Holder" may enforce and exploit the rights and powers granted hereby, unilaterally.

  7. The "Juro Treasury Concession Holder" has the right to reserve, assign, lease, or sell this concession, and any sub-denominations of units relating hereto, in the Juro Marketplace "Pier X" also referred to as the "Peer Exchange", or shall have the right to otherwise economically exploit this concession in accordance to this Trust Deed.

  8. At all times, the "Juro Treasury Concession Holder" is required to be a "Member of the Juri" in good standing with all membership dues paid.

  ARTICLE FOURTEEN
  THE CONGRESS OF THE JURI

  1. The entire Members of the Juri shall convene at least one time annually, for a period that shall not be less than 3 calendar days, in order to discuss the state of the Juro Organization, the needs of the respective series, member classes, and concession classes, as well as to put items to vote, in accordance to the provisions of the "Juro White Paper" and this Trust Deed. Both physical and virtual attendance to the Annual "Congress of the Juri" shall be possible for Juri Members.

  2. It shall be the responsibility of the "Juro Digital Marketplace Concession Holder" to organize, manage, and host the Annual "Congress of the Juri". This responsibility and activity may be tokenized by the concession holder by year, and thereby outsource the hosting committee responsibilities to a Juri Member through a sale conducted by an open bidding process in the "Pier X", also referred to as the "Juro Peer Exchange". The host organizing committee and concession holder shall have the right to establish a fee, dues, and cost schedule for physical attendance to the "Congress of the Juri" and any ancillary events or programs. All tickets, fees, costs, dues, reservations, etc., associated to the "Congress of the Juri" must be exclusively transacted through the "Pier X", also referred to as the "Juro Peer Exchange". It is the intention of this Trust Deed to ensure that physical attendance to the "Congress of the Juri" be affordable to all Members of the Juri. This provision is to be observed by the respective host organizing committee and concession holders, and an assessment of the "affordability" of attendance shall be conducted annually at the "Congress of the Juri" by a vote of the plenary session.

  3. Virtual Attendance shall be provided free of costs for all Members of the Juri via an internet streaming and website portal to be administered by the "Juro Software & Devices Concession Holder". This responsibility and activity may be tokenized by the concession holder by year, and thereby outsource the internet streaming and website portal responsibilities to a Juri Member through a sale conducted by an open bidding process in the "Pier X", also referred to as the "Juro Peer Exchange".

  4. The final agenda of each respective Annual Congress of the Juri shall be confirmed by the the voting process in the "Codex" no less than 2 calendar months prior to the scheduled Annual "Congress of the Juri".

  5. The Budget Committee of the "Congress of the Juri" shall be comprised of "the Council" and four representatives selected by the plenary session, where said representatives must be physically present and at the same time a "Member of the Juri" in good standing for at least 6 months prior to the  respective "Congress of the Juri" with all of their membership dues paid. The Budget Committee convenes in the first two days of the respective Annual "Congress of the Juri" to compile the recommendations, reports, and budget item requests of all of the organs, series, and members of Juro, and shall present the final budget for the next fiscal year to be approved by a vote of a simple majority of the plenary session. In the event that a vote regarding the budget of the next fiscal year is not approved by a simple majority of the plenary session, then the "Founder" and twelve other "members of the Juri" shall be selected to serve as the "Budget Jury". The twelve other members shall be selected by was of a draft lottery of the members who are physically present at the "Congress of the Juri". The "Budget Jury" shall be given the authority to approve the budget as presented to the plenary session, and in the event that the "Budget Jury" rejects the budgets as presented to the plenary session, the "Budget Jury" shall author and approve a fiscal budget which shall be at least 90% identical to the budget presented to the plenary session. The "Budget Jury" shall have 3 calendar days to approve a final budget for the next fiscal year. In the event that the "Budget Jury" fails to approve a final budget for the next fiscal year, the "Founder" shall have the authority to approve a budget of his choosing which shall be at least 95% identical to the budget presented to the plenary session.

  6. Chatham House Rules shall be strictly followed in all committee sessions of the "Congress of the Juri".

  7. Robert's Rules of Order shall be strictly followed in all plenary sessions and all committee sessions of the "Congress of the Juri" to ensure that physical attendees and virtual attendees are given equal treatment. Robert's Rules of Order shall be strictly followed in all meetings of the Juro Organization or any organs or associations of the Juro Organization.

  8. All minutes, notes, and decisions of the "Congress of the Juri" shall become tokenized and shall become a part of the "Codex", the Trust Register.

  9.  The first "Congress of the Juri" is to take place no later than March 15, 2020. Each year, the "Congress of the Juri" shall be scheduled so that one of the scheduled days of the event is March 15 of the given year. In that way, the "Congress of the Juri" shall always be hosted in the month of March in each calendar year.

  ARTICLE FIFTEEN
  TRUST PROVISIONS

  1. If at any time the principal share of the trust estate which is being held for any beneficiary hereunder has a value of less than $1.00 and if said beneficiary is a natural person over twenty-one years of age, the Trustee shall have the right, in his sole discretion, to terminate the trust as to such beneficiary whereupon he shall distribute to him all of the principal and accumulated income, if any, which is then being held for him.

  2. In the event that the Trustee is required to distribute or pay any monies to or use or expend monies for the benefit, support or maintenance of a minor, conservatee, or any incompetent person, each such distribution or payment may, in the sole and absolute discretion of the Trustee, be made without the intervention of any guardian, conservator or court to the person with whom such beneficiary resides or directly to such beneficiary if, in the opinion of the Trustee, said beneficiary is able properly to manage and deal with money, or the Trustee may make such distributions or payments directly for the benefit of the beneficiary or to the guardian or conservator of such beneficiary or to the custodian of his assets under the U.S. regulations called the "Uniform Transfers to Minors Act", but the Trustee may, in his sole absolute discretion, require such reports and take such steps as he deems requisite to assure and enforce the proper application of such monies.

  3. No interest of any beneficiary in the principal or income of any trust established by this instrument shall be subject to the claims of his creditors or others or to attachment, execution or other legal process prior to its actual receipt by the beneficiary and no beneficiary shall have any right to assign, alienate, encumber or hypothecate his interest in principal or income.

  4. Each share into which the trust estate is divided pursuant to the provisions of this instrument shall constitute and be administered as a separate trust. If, by reason of any of the provisions hereof, more than one share of the trust estate is set aside for the benefit of one beneficiary, then notwithstanding the provisions of the preceding sentence, all such shares shall be combined and shall constitute one single trust for said beneficiary. There need be no physical segregation or division of the various trusts established hereunder except as segregation or division may be required by the termination of any of the trusts, but the Trustee shall keep separate accounts for the different undivided interests. In any case in which the Trustee is required, pursuant to the provisions hereof, to divide any trust property into parts or shares for the purpose of distribution or otherwise, the Trustee is authorized, in his absolute discretion, to make such division and distribution in kind, including undivided interests in any property, or partly in kind and partly in money, and for this purpose he is authorized to make such sales of the trust property as he deems necessary on such terms and conditions as he shall see fit.

  5. Except as otherwise specifically provided in this instrument, the determination of all matters with respect to what is principal and what is interest shall be governed by the provisions of the Revised Uniform Principal and Income Act of the United States of America as from time to time amended.

  Notwithstanding any other provision of this instrument or of the Revised Uniform Principal and Income Act, the Trustee shall establish a reserve for depreciation of all income producing real and personal property and of capital improvements and extraordinary repairs. In addition, a reasonable reserve for depletion of all depletable natural resources shall be charged to income from time to time; distributions by mutual funds and similar entities of gains from the sale or other disposition of property shall be credited to principal; a reasonable reserve for amortization of all intangible property with a limited economic life including, but not limited to, patents and copyrights shall be charged to income from time to time.

ARTICLE SIXTEEN
  POWERS OF THE TRUSTEE

  To carry out the purposes of the trusts established by this instrument and subject to any limitations stated elsewhere herein, the Trustee is vested with the following powers with respect to the trust estate and every part of it, in addition to those powers now or hereafter conferred by law:

  1. To retain property in this Trust and any other property hereafter added to the trust and to operate at the risk of the trust estate, and not at the risk of the Trustee, any business received or acquired by him for so long as he deems advisable, the profits and losses therefrom to inure to or be chargeable against the trust estate and not the Trustee.

  2. To invest and reinvest assets and property; to purchase or acquire and retain for the account of the trusts such properties as men of prudence, discretion and intelligence purchase for their own account, having regard not to speculation but to the permanent disposition of their funds, and considering the probable income, as well as the probable safety of their capital, including, but not by way of limitation, every kind of property, real, personal and mixed and interests therein, and every kind of investment, specifically including, but not by way of limitation, corporate obligations of every kind and stocks, preferred and common (including stock of any corporate Trustee which may be acting as Trustee hereunder), and general and limited partnership interests in partnerships engaged in trade or business, all in a manner conforming with the then existing law.

  3. To purchase property from the probate estate of the Settlors after their respective deaths, from any testamentary trust created by the Will of the respective Settlors, from one or more of the trusts hereby created and from any other trusts, revocable, irrevocable or living, heretofore or hereafter created by the Settlors at the fair market value of said property. If there is any questions as to the market value of any such property, such value shall be determined by a certified licensed appraiser which has a Juri Concession, whose determination shall be conclusive. The expense of such appraiser shall be borne equally by this trust and said probate estate or said testamentary or irrevocable trust or living trust, as applicable.

  4. To manage, control, grant options on, sell (for cash or on deferred payments), convey, exchange, partition, divide, improve and repair trust property and to create restrictions, easements, concessions, and other servitudes thereon.

  5. To lease trust property for terms within or beyond the term of the trusts, for any purpose, including exploration for and removal of water, gas, oil, and other minerals and natural resources; and enter into community oil leases, pooling and utilization agreements.

  6. To abandon any property, real or personal, which the Trustee shall deem to be worthless or not sufficient value to warrant keeping or protecting; to abstain from the payment of taxes, water, rents, assessments, repairs, maintenance and upkeep of any such property; to permit any such property to be lost by tax sale or other proceedings, or to convey any such property for a nominal consideration or without consideration.

  7. To borrow money and encumber or hypothecate trust property by mortgage, deed of trust, pledge, or otherwise, and to lend or advance funds to or for the trusts for any trust purpose, each such loan or advance with interest at the then current rate to be repaid out of the appropriate trust estate.

  8. To lend trust funds to the estate of the respective Settlor or Settlors after their respective deaths and to one or more of the trusts hereby created and to any other trust created by the respective Settlors, said loans to be with or without interest or security on such other terms as the Trustee, in his discretion, deems reasonable.

  9. To lend trust funds to any beneficiary and to persons, partnership, corporations, trusts and estates other than the Settlors, said loans to be with or without interest or security and on such other terms as at least the Settlors instruct the Trustee, in their collective discretion, may deem reasonable.

  10. To commence or defend such litigation with respect to the trusts or any property of the trust estate as the Trustee may deem advisable, at the expense of the trust estate and to compromise or otherwise adjust any claims or litigation against or in favor of the trusts.

  11. To have, respecting securities, all the rights, powers and privileges of an owner, including the power to pay assessments and other sums deemed by the Trustee necessary for the protection of the trust estate, to hold securities or other property in his own name or in the name of his nominee without disclosing any fiduciary relationship; to give proxies; to participate in voting trusts, pooling agreements, foreclosures, reorganizations, consolidations, mergers and liquidations, and in connection therewith to deposit securities with and transfer title to any protective or other committee under such terms as the Trustee may deem advisable; to exercise or sell stock subscription or conversion rights; to accept and retain as an investment any securities or other property received through exercise of any of the foregoing powers regardless of any limitations elsewhere in this instrument, relative to investments by the Trustee; to consent to the subordinations, modification, renewal, or extension of any debenture, note, bond, mortgage, open account indebtedness or other obligations, or any term thereof or of any guarantee thereof or to the release of such guarantee. The Trustee is also authorized to buy, sell and trade securities of any nature, including short sales, on margin, and for such purposes may maintain and operate margin accounts with brokers, and may pledge any securities held or purchased by them with such brokers as security for loans and advances made to the Trustee.

  12. To employ custodians, attorneys, accountants, investment counsellors and others to assist in the administration of the trust estate and to rely upon the advice given by them, so long as they are Members of the Juri. Prior to the third Annual "Congress of the Juri", reasonable compensation for the services rendered by such persons, firms and corporations shall be paid out of income or principal as the Trustee, in his sole discretion, shall determine. Following the third Annual "Congress of the Juri", all compensation for services rendered by such persons, firms, and corporations shall be subject to and in accordance with a methodology, reporting, and approval mechanism defined by the "Congress of the Juri" through a resolution adopted by a vote of the plenary session of the "Congress of the Juri", as such resolution may be modified by the "Congress of the Juri" from time to time. The Trustee is not entitled to compensation for the services rendered by him in the capacity as Trustee hereunder.

  13. To open and maintain one or more savings accounts and checking accounts with any Juri Member bank, savings and loan association and building loan associations, wherever located, whether within or without the United States of America, even if, in the case of a bank, such bank shall be acting as a Trustee of this trust; to deposit to the credit of such account or accounts all or any part of the funds belonging to the trust estate that may at any time be in the possession of the Trustee whether or not such funds may earn interest; from time to time to withdraw a portion or all of the said funds so deposited by check or other instrument signed by the Trustee or by such other person or persons as the Trustee may from time to time authorize, and any such bank or such association is hereby authorized to pay such check or other instrument and also to receive the same for deposit to the credit of any holder thereof when so signed and properly endorsed, without injury of any kind, and payments when so made by such bank or such association shall not be subject to criticism or objection by any person concerned or interested in any way in the trust.

  14. To remove any part or all of the trust estate of any separate trust outside the United States of America to any other location or jurisdiction in the world within the provisions of this Trust Deed.

  15. To purchase bonds at a premium, provided, however, each premium is repaid periodically to principal from the interest on the bond in a reasonable manner as the Trustee determines and, to the extent necessary, from the proceeds on the sale or other disposition of the bond.

  16. To budget as far as practicable estimated annual income and expenses are to be minimized so as to prevent the equalization of periodic income payments. It is the intention that monthly income payments will be made.

  17. The enumeration of certain powers of the Trustee shall not limit his general powers, the Trustee, subject always to the discharge of his fiduciary obligations and all of the limitations specified in this instrument, being vested with and having all the rights, powers and privileges which an absolute owner of the same property would have.

  ARTICLE SEVENTEEN
  FURTHER PROVISIONS REGARDING TRUSTEE

  1. After the death or resignation of one of the Settlors, or in the event of their inability or unwillingness to continue to act as the Trustee or to act as aa director of the Trustee hereunder, one of the other Settlors shall serve as Trustee as an individual if the legal entity "Juro System" was yet to be created, or on of the other Settlors shall serve as a director of the Trustee without the need for a any further procedure. After the death or resignation of both Settlors, or in the event of their inability or unwillingness to continue to act as a director to the legal entity "Juro System" which has been named Trustee hereunder, the then existing directors of the legal entity "Juro System" shall serve in their capacity as directors of that entity and the Trustee shall take on the function of a single Trustee where decisions are made internally by corporate resolution and then action unilaterally as a Trust Resolution by the Trustee. In the event that none of the Settlors are able or willing to serve as Trustee, and in the event that "Juro System" described in Article One of paragraph 7 has not been established or has become defunct for whatever reason, a corporate Trustee, or its successor by merger, consolidation, or otherwise, shall be elected by simple majority vote of the beneficiaries of the "Juro Revenue Sharing Program" who are then entitled to receive distributions of income from the trust estate, and said elected corporate Trustee shall serve as Trustee.

  2. Any corporate Trustee may be removed by a majority in interest of the adult competent beneficiaries who are then entitled to receive distributions of income from the "Juro Revenue Sharing Program", and said majority in interest of beneficiaries shall appoint a successor corporate Trustee so long as the same is a bank or trust company, within the United States of America, having capital, undivided profits and surplus aggregating not less than Twenty-Five Million Dollars of the United States of America. The removal of the corporate Trustee and the appointment of a successor Trustee hereunder shall be made by an instrument in writing setting forth such appointment and executed in duplicate, one of the originals of which instrument shall be delivered to the new appointee and the execution of such instruments shall be conclusive evidence of the vacancy thereby filled. Every such successor corporate Trustee at any time acting hereunder of its predecessor, to the same extent as if originally names a Trustee hereunder, and upon the appointment of a successor corporate Trustee, the outgoing corporate Trustee shall cease to have any power or control over the trust estate, except such as is necessary to properly care for the same pending the transfer to the successor corporate Trustee, and the outgoing corporate Trustee shall immediately transfer and deliver to the successor corporate Trustee the entire trust estate.

  3. No individual Trustee named herein or designated as a Trustee pursuant to the provisions of Paragraph 1 hereof shall be required to give or post any bond or undertaking for the faithful performance of his duties as such.

  4. No individual Trustee named herein shall be responsible for any error of judgement or mistake of fact of law and he shall be fully protected for any action taken in good faith in accordance with the advice of counsel or in reliance thereon. No Trustee shall be responsible for the act, default or omission of any prior Trustee nor for the act, default or omission of any agent or attorney appointed by him, except that a corporate Trustee shall be liable for any act, default or omission of it own agents, employees or attorneys. Unless requested in writing by a beneficiary so to do, no successor Trustee shall have any duty to investigate the accounting records of the prior Trustee without further investigation and without incurring any liability to any person claiming or having an interest in the trust estate.

  5. The Trustee shall not be entitled to pay himself compensation for the function of the Trustee of this Trust and series of this Trust. The Trustee shall perform this function free of cost and shall be bound to the terms and standards of the "Juro White Paper" and of this irrevocable Trust Deed at all times.

  6. The Trustee may render an accounting from time to time regarding the transactions of any trust created by this instrument by delivering a written accounting to each beneficiary entitled to current income distributions of that trust or, if there are no current income beneficiaries, to each beneficiary entitled to current distribution out of income or principal in accordance to Article Two of this Trust Deed and in accordance to any resolutions passed by the "Congress of the Juri". If any person entitled to receive an accounting is a minor or is under a disability, the accounting shall be delivered to the parents or the guardian of said minor or to the guardian or conservator of said person if under any disability. Unless any beneficiary, including parents, guardians and conservators of beneficiaries shall deliver a written objection to the Trustee within ninety days after receipt of the Trustee's account, the account shall be deemed settled and shall be final and conclusive in respect to transactions disclosed in the account as to all beneficiaries of the trust, including unborn and unascertained beneficiaries. After settlement of the account by reason of the expiration of said ninety-day period, or by agreement of the parties, the Trustee shall no longer be liable to any beneficiary of the trust, including unborn and unascertained beneficiaries, in respect to transactions disclosed in the account, except for the Trustee's intentional wrongdoing or fraud.

  ARTICLE EIGHTEEN
  POWERS TO AMEND AND REVOKE

  1. This trust shall be irrevocable and may not be revoked, modified or terminated by the Settlors or any other party.

  2. All of the Settlors reserved rights and powers under this instrument, in their capacities as "Settlors", are personal to each Settlor respectively, and to them alone, and none of said powers shall accrue to any other person or any guardian or any conservator appointed for Settlor nor shall such rights and powers extend to the respective Settlor's estate or legal representatives or to any beneficiary. This provision does not apply to the rights and powers of the "Founder" or the rights and powers of the "Juri" of the Juro Organization, as defined in the "Juro White Paper", as such rights and powers extend to the respective "Founder's" and "Juri's" estate or legal representatives.

  ARTICLE NINETEEN
  GENERAL PROVISIONS

  1. In the event that any beneficiary under this Trust Deed shall, singly or in conjunction with any other person or persons, contest in any court the validity of this instrument or of a deceased Settlor's or Concession Holder's or beneficiary's of the "Juro Revenue Sharing Program" last Will or shall seek to obtain an adjudication in any proceeding in any court that this instrument or any of its provisions is void, or seek otherwise to void, nullify or set aside this instrument or any of its provisions, then the right of that person to take any interest given to him by this instrument shall be determined as it would have been determined had the person predeceased the execution of this Trust Deed without surviving issue. The Trustee is hereby authorized to defend, at the expense of the trust estate, any contest or other attack of any nature of this instrument or any of its provisions.

  2. The terms "child", "children", and "issue", as used herein, shall mean lawful issue of the Settlors or Concession Holders, or beneficiaries of the "Juro Revenue Sharing Program" born after the date hereof and shall also include legally adopted children and issue. Whenever any payment or distribution is required to be made to "heirs at law" hereunder, such person or persons shall be determined according to the laws of succession in the state of Florida then in effect relating to separate property not acquired from a pre-deceased spouse. Whenever the context so requires, the masculine, feminine, or neuter gender and the singular or plural number shall each be deemed to include the others. The term "education" shall be construed to include vocational training, college, graduate and professional study, and self-improvement study, so long as pursued to advantage by the beneficiary, at an institution of the beneficiary's choice; and in determining payments to be made for such education, the Trustee shall take into consideration the beneficiary's related living and travel expenses to the extent they are reasonable.

  3. Should any part, clause or condition of this instrument be held to be void, invalid, or inoperative, such invalidity shall not effect any other provision hereof which shall be effective as though such invalid provision has not been contained herein.

  4. All matters pertaining to the validity, construction and effect of this instrument shall be governed exclusively by the laws of Florida.

  5. The establishment of this trust instrument constitutes the creation of a Statutory Trust Entity within the state of Florida, notwithstanding the manner, timing, or location of the notarization of this Trust Deed. The making of this Trust Deed will cause the following events, among others, to occur in the state of Florida: the solicitation and negotiation of this Trust Deed will have taken place and been completed in Florida; and written confirmation of each transaction will be provided from Florida. All parties to this Trust Deed agree that Florida is a mutually and reasonably convenient place for any hearing concerning disputes relating to this instrument. All parties subject to this Trust Deed agree that the Federal Courts of the Southern District of Florida located in Miami shall be the exclusive venue for any hearing concerning disputes relating to this instrument. The Federal Courts of the Southern District of Florida are located at 400 NW 1st Ave, Miami, FL 33030 and at the time of the making of this instrument has the following website address: https://www.flsd.uscourts.gov.

  6. The registered agent in the state of Florida at the time of establishment of this Trust shall be Cosimo Constantinos. The registered address of this Trust at the time of its establishment shall be 411 Walnut Street #9419, Green Cove Springs, Florida 32043.

  7. In accordance to 15 U.S.C. 80a-1, the Trust will not be registered as an investment company under the Investment Company Act of 1940 and is not required to register under such act.

  8. In accordance to 17 U.S.C. 1, the Trust will not be a commodity pool for purposes of the Commodity Exchange Act ("CEA").

  9. If there are any conflicts between this Trust Deed and the "Juro White Paper", the provisions, terms, and conditions of this Trust Deed shall prevail.

  10. If there are any conflicts between the provisions of the UNIFORM STATUTORY TRUST ENTITY ACT (2009), as amended, and the laws of Florida, then the UNIFORM STATUTORY TRUST ENTITY ACT (2009), as amended, shall prevail.

  11. It is the intent of the parties that the execution, delivery and performance of the transactions contemplated by this Trust Deed will not result in the Trustee being required to obtain a license or make a registration under any federal or state law including rules pertaining to virtual currencies under Title 23, Part 200 of New York Codes, Rules and Regulations, the U.S. Commodity Exchange Act or any federal or state law regulating, money transmitters, money services business, providers of prepaid or stored value or similar entities, or virtual currency business.

  12. It is the intention of the parties hereto to create a statutory trust pursuant to the Uniform Act. It is not the intention of the parties hereto to create a general partnership, limited partnership, joint stock association, corporation, bailment, or any form of legal relationship other than a statutory trust pursuant to the Uniform Act. Nothing in this Declaration of Trust and Trust Agreement shall be construed to make the Shareholders, either by themselves or with the Trustee, partners or members of a joint stock association.

  13. Until such time as the Trustee registers a certificate of declaration of trust with the Secretary of State of Florida, the Trust shall operate as a common-law trust under the laws of Florida.

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